EXHIBIT 10


            Resignation Arrangements with Norman A. Cocke III


          On May 15, 1994, Norman A. Cocke ("Cocke") resigned as Senior Vice President and Chief Financial Officer of National Computer Systems, Inc. (the "Company") and terminated employment with the Company. In connection with Cocke's resignation, the Company agreed to, (a) pay Cocke $15,000 per month for a period of 12 months from the date of resignation, (b) reimburse Cocke for costs of medical and life insurance benefits similar to coverage provided by the Company to Cocke as an employee for a period of 12 months from the date of resignation, and (c) reimburse Cocke for certain expenses, including out-placement services. In consideration for such payments and benefits, Cocke agreed not to institute any claims of any nature against the Company arising out of his employment with or separation from the Company.